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Exhibit 1.3

REPORT OF A TAKE-OVER BID

Section 189.1.3 of the regulations to the Securities Act (Québec)

1.     Name and Address of the Offeree company

  Falconbridge Limited ("Falconbridge")
  181 Bay Street, Suite 200
  Toronto, ON M5J 2T3

2.     Name and address of the Offeror:

  Xstrata Canada Inc. (the "Offeror")
  100 King Street West, Suite 4400
  Toronto, ON M5X 1B1

3.     Designation of the securities that are subject to the bid:

  Common shares of Falconbridge, collectively and together with associated rights (the "SRP Rights") outstanding under the shareholder rights plan of Falconbridge (the "Common Shares")

4.     Date of bid:

  May 18, 2006

5.     Maximum number of securities of the class subject to the bid which are sought by the Offeror:

  All of the issued and outstanding Common Shares, other than any Common Shares owned directly or indirectly by Xstrata plc, and including Common Shares that may become issued and outstanding after the date of the bid upon the conversation, exchange or exercise of any securities of Falconbridge (other than the SRP Rights) that are convertible into or exchangeable or exercisable for Common Shares.

6.     Value, expressed in Canadian dollars, of the consideration offered per security:

  Cdn.$52.50 in cash per Common Share.

7.     Fee payable in respect of the bid, as calculated under subsection 271.4(1) of the Securities Act (Québec)

  The minimum fee of $1,000 is included with this report. The remaining fees, if any, calculated under Section 271.4(1) will be paid once the Offeror has determined how many Canadian holders of Common Shares there are, and thus the total consideration offered in Canada for the Common Shares.

DATED this 18th day of May, 2006.

XSTRATA CANADA INC.

By:	/s/ BENNY STEVEN LEVENE Name: Benny Steven Levene Title: President and Secretary

XSTRATA PLC

By:	/s/ BENNY STEVEN LEVENE Name: Benny Steven Levene Title: Chief Legal Counsel

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REPORT OF A TAKE-OVER BID